Exhibit 10.2

NON-COMPETITION AND DE BONUS AWARD AGREEMENT

This Non-Competition and DE Bonus Award Agreement (this “Agreement”) is being executed and delivered as of May 12, 2015 by Colin Heffron (“Participant”), in favor and for the benefit of BGC Partners, Inc., a Delaware corporation (“BGCP”).  For purposes of this Agreement, the term “BGCP Group” shall mean BGCP and each of its Affiliates, which shall include, without limitation, following the Offer Closing, GFI Group, Inc. (the “Company”) and any Affiliates thereof.  This Agreement is being provided to Participant pursuant to the Tender Offer Agreement (as defined below).  Capitalized terms not otherwise defined in the body of this Agreement are otherwise defined in Section 22 of this Agreement.

RECITALS

WHEREAS, BGCP, BGC Partners, L.P. (“Purchaser”) (an operating subsidiary of BGCP) and the Company have entered into a Tender Offer Agreement, dated as of February 19, 2015 (the “Tender Offer Agreement”), pursuant to which the parties thereto have agreed to make certain representations, warranties, covenants and agreements in connection with BGCP’s cash tender offer to purchase all of the outstanding shares of common stock of the Company (the “Offer”, and the acceptance for payment of shares of the Company’s common stock pursuant to and subject to the terms of the Offer upon expiration of the Offer, the “Offer Closing”).

WHEREAS, as of the date hereof, Participant is employed by the Company, and as a condition and mutual inducement to the Offer Closing, and to preserve the value and goodwill of, among other things, the GFI Brand being acquired by BGCP after the Offer Closing and to protect the trade secrets of the Company, the Tender Offer Agreement contemplates, among other things, that Participant and BGCP shall enter into this Agreement and that this Agreement shall become effective upon the Offer Closing.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BGCP and Participant hereby agree as follows:

1.                                    Effective Date. This Agreement is effective as of the date on which the Offer Closing occurs (the “Offer Closing Date”), subject to Participant’s employment with the Company on such date.

2.                                    Determination of Distributable Earnings Bonus Pool.

(a)                               For purposes of this Agreement, “Distributable Earnings” for each Earnings Period shall (except as noted below) be based on the methodology described and reflected in BGCP’s quarterly or annual earnings releases, as applicable, with such releases and/or parts thereof filed with or furnished to (as the case may be) the United States Securities and Exchange Commission, used to determine what are designated “pre-tax distributable earnings” in such releases, in respect of the then most recent corresponding period (e.g., FY 2015 for Q3 and Q4 2015, and FY 2016 for Q1 and Q2 for 2016, for the first Earnings Period) as applied to the GFI Brand taken as a whole and not solely based on segment reporting (e.g., including allocations of corporate overhead such as executive management beyond any segment), and further as such results may be then further adjusted upward or downward, as applicable, to reflect: (i) any cash charges or other expenses or receipts that are not otherwise included in the calculation of Distributable Earnings that affect the cash flow of the GFI Brand (as described above) for a particular calculation period (e.g., litigation settlements), (ii) the fully-allocated cost or benefit of any employees, consultants, or independent contractors which are assigned to or moved from the GFI Brand, (iii) 50% of the amortization cost attributed to the awards pursuant to the Retention Bonus Pool established by GFI pursuant to Section 5.5(a) of the Tender Offer Agreement, (iv) cash capital charges for capital employed but only to the extent of capital in excess of that used by the GFI Brand immediately subsequent to the Offer Closing, (v) any adjustments of accruals to reflect any forfeiture, as a result of the failure to satisfy the conditions set forth in this Agreement, of a DE Bonus Award, (vi) any compensation (including deferred cash awards issued pursuant to Section 5.17 of the Tender Offer Agreement) of GFI Brand employees, consultants or independent contractors for which a charge has been taken in respect of the DE Measurement Period that is reversed in respect of the DE Measurement Period, solely to the extent that such charge was previously taken into account in respect of the DE Measurement Period for purposes of adjusting Distributable Earnings and (vii) with respect to each Earnings Period, a reduction of $5,000,000.

Distributable Earnings (A) shall include the fully allocated expenses associated with the GFI Brand taken as a whole and not solely based on segment reporting, (B) shall not include any amounts generated by the Trayport and FENICS businesses of the Company, other than the payment, if any, of net market data fees by such FENICS business to the IDB business of the GFI Brand with respect to market data as shall be produced by the IDB business of the GFI Brand and (C) shall not include any interest expense in respect of the Indenture dated as of July 19, 2011, between GFI and The Bank of New York Mellon Trust Company, N. A., as Trustee, relating to the Senior Notes due 2018, together with any supplemental indentures thereunder and including the terms and provisions of the Senior Notes due 2018.

(b)                              The amount of the Distributable Earnings Bonus Pool shall be determined no later than the ninetieth (90th) day after the end of the DE Measurement Period (the date of such determination, the “Determination Date”), and shall be reasonably determined by BGCP with an attestation report from BGCP’s independent auditor using agreed upon procedures that the amount of the Distributable Earnings Bonus Pool has been calculated consistent with the methodology set forth in Section 2(a).

3.                                    DE Bonus Award Grant.

(a)                               Effective as of the Offer Closing, and subject to (i) Participant’s continued compliance with the terms and conditions of each of the restrictive conditions, obligations and covenants contained in Section 4 and 5 in accordance with the terms of this Agreement, and continued compliance with the terms and conditions of any other restrictive conditions, obligations and covenants (including the provision of remedies for BGCP and its Affiliates in the event that Participant fails to comply with any such conditions, obligations and covenants) that may be contained in any written employment or other written agreement duly executed by the parties thereto to which Participant is or becomes a party with BGCP or any of its Affiliates (including, without limitation, the Company) (which other conditions, obligations and covenants shall be in addition to, and not superseded by, the covenants contained in this Agreement) (all such conditions, obligations and covenants collectively, the “Covenants”), and (ii) the further terms and conditions of this Agreement, Participant is hereby granted a DE Bonus Award.

(b)                              Participant’s DE Bonus Award will include the number of BGCH Partnership Awards equal to (i) the DE Bonus Award Amount, divided by (ii) the arithmetic average of the daily volume-weighted average trading price of one BGCP Share on the NASDAQ (or any other securities exchange on which BGCP Shares are listed) during the regular trading session (and excluding pre-market and after-hours trading) over the ten (10) trading days immediately preceding July 1, 2018 (such resulting number of BGCH Partnership Awards that shall be granted shall be Participant’s “DE Partnership Awards”).  On or promptly after the date on which this Agreement is fully executed, Participant shall receive an advance in respect of Participant’s DE Bonus Award in an amount equal to $5,000,000 (the “Advance Amount”), in the form of a forgivable note, subject to Participant’s prior execution of such note in the form attached hereto as Annex A (the “Note”), on terms consistent with those used for other employees of BGCP entities, which shall include the following terms:  (i) the net amount Participant shall receive in cash will be equal to $3,750,000 (the “Net Amount”), (ii) such Note shall be forgiven on October 1, 2018, subject to (x) Participant’s continued employment with, and neither having given nor received notice of termination of employment with respect to, BGCP or an Affiliate thereof through such date and (y) Participant’s compliance with all obligations under this Agreement, the BGCH Partnership Agreement, and Participant’s employment agreement with the Company and Purchaser, including the Covenants, through such date, (iii) if such Note is forgiven pursuant to its terms, and the aggregate amount of all income and payroll taxes required to be withheld exceeds $1,250,000, then an amount equal to such excess (the “Excess Withholding Amount”) shall be deducted from Participant’s DE Bonus Award, and (iv) in the event of a breach by Participant of any Covenant or the BGCH Partnership Agreement after such Note has been forgiven, then Participant shall be obligated to repay BGCP or any Affiliate thereof an amount equal to the sum of (x) the Net Amount and (y) the amount of the tax benefit to Participant as a result of such repayment, if any (it being understood that Participant shall be obligated to claim a deduction in respect of such repayment if Participant is permitted to do so under applicable tax laws).

Such Note shall facilitate collection by BGCP or its Affiliate of the Advance Amount in the event of a breach by Participant of any Covenant or the BGCH Partnership Agreement, in addition to all other remedies for any such breach as otherwise provided in this Agreement or otherwise.

(c)                               Participant shall forfeit his DE Bonus Award if his employment is terminated by the Company for Cause (as defined in Participant’s employment agreement with the Company and BGC Partners, L.P. dated as of April 30, 2015) or by him for any reason, in each case prior to the Determination Date. For the avoidance of doubt, Participant shall not forfeit his DE Bonus Award merely as a result of a termination of his employment under other circumstances not described in the immediately prior sentence, provided, however, that, in all cases, Participant’s right to the DE Bonus Award remains subject to the other eligibility or forfeiture provisions contained in Sections 3, 6, and 7 of this Agreement and any related agreements and provisions referenced therein (including, without limitation, any restrictive covenants).

(d)                              If Participant’s DE Bonus Award has not been forfeited prior to the Determination Date, then effective as of the first day of the first calendar quarter commencing after the Determination Date, Participant shall be granted the DE Partnership Awards, with respect to which, during the five-year period that immediately follows the Determination Date (the “Exchange Restriction Period”),  such DE Partnership Awards shall be released, in equal installments on an annual basis, from the transfer and exchange restrictions otherwise applicable to such equity awards under the BGCH Partnership Agreement, in accordance with and pursuant to the terms of the BGCH Partnership Agreement, subject in all instances to Participant’s continued compliance with the Covenants through each applicable release date.

(e)                               In addition to the other forfeiture provisions contained in this Agreement, Participant shall immediately forfeit his DE Bonus Award and all rights to BGCH Partnership Awards upon the first to occur of any of the following events: (i) Jersey Partners, Inc. (“JPI”) fails to make an irrevocable Election during the Election Period (each such term as defined in the Tender Offer Agreement); (ii) following such Election, JPI fails to comply with all actions reasonably requested by BGCP to complete the Back-End Mergers on terms consistent with those set forth in Section 5.16 of the Tender Offer Agreement (it being agreed by BGCP that JPI shall not be required to make any representations or warranties regarding its business (as such term is defined in the Tender Offer Agreement) other than a representation and warranty by JPI that BGCP shall not assume any asset or liability of JPI or any of its Affiliates other than the Shares (as such terms are defined in the Tender Offer Agreement)).

4.                                    Restrictive Covenants.

(a)                               Participant covenants and agrees that he shall not, at all times while employed by any member of the BGCP Group, whether prior to, on or after the Determination Date, but in any event through the Determination Date and for a period of seven (7) years following the later of the Determination Date or the termination of Participant’s employment with the BGCP Group for any reason, which 7-year period, for the avoidance of doubt, may commence during or after the Exchange Restriction Period, (all such periods, collectively, the “Restricted Period”), directly or indirectly, alone or by action in concert with others (including with or through any Representative):

(i)                                  solicit, induce, or influence, or attempt to solicit, induce or influence, any partner, employee or consultant of BGCP or any of its Affiliates, or any member of the Cantor Group (as defined herein) to terminate their employment or other business arrangements with BGCP or any of its Affiliates or any member of the Cantor Group, or to engage in any Competing Business or hire, employ, engage (including as a consultant or partner) or otherwise enter into a Competing Business with any such Person;

(ii)                              solicit any of the customers of BGCP or any of its Affiliates, or any member of the Cantor Group (or any of their employees), induce such customers or their employees to reduce their volume of business with, terminate their relationship with or otherwise adversely affect their relationship with, BGCP or any of its Affiliates or any member of the Cantor Group;

(iii)                          do business (if such business would constitute a Competing Business) with any person who was a customer of BGCP or any of its Affiliates or any member of the Cantor Group during the twelve (12) month period prior to the applicable date during the Restricted Period on which a determination of whether any such activity constitutes a Competing Business is being made for purposes of this Agreement;

(iv)                          directly or indirectly engage in, represent in any way, or be connected with, any Competing Business, competing with the business of BGCP or any of its Affiliates or any member of the Cantor Group, whether such engagement shall be as an officer, director, owner, employee, partner, consultant, Affiliate, investor, creditor or other participant in any Competing Business;

(v)                              assist others in engaging in any Competing Business in the manner described in the foregoing clause (iv);

(vi)                          take any action that results directly or indirectly in revenues or other benefit for Participant or any third party that is or could be considered to be engaged in any activity of the nature set forth in clauses (ii) through (v) above;

(vii)                      make or participate in the making of (including through any of Participant’s Representatives) any comments to the media (print, broadcast, electronic or otherwise) that are disparaging regarding (A) BGCP, any member of the Cantor Group or any of their Affiliates, or (B) the senior executive officers of  BGCP, any member of the Cantor Group  or any of their Affiliates, or are otherwise contrary to the interests of BGCP, any member of the Cantor Group or any of their Affiliates, as determined by the General Partner in its sole and absolute discretion;

(viii)                  breach Participant’s duty of loyalty to the Partnership (as defined below);

(ix)                          take advantage of, or provide another person with the opportunity to take advantage of, a “corporate opportunity” (as such term would apply to the Partnership if it were a corporation) including opportunities related to intellectual property, which for this purpose shall require granting BGC Partners, LLC (the “General Partner”) a right of first refusal for the General Partner to acquire any assets, stock or other ownership interest in a business being sold by Participant or any Affiliate of Participant, if an investment in such business would constitute a “corporate opportunity” (as such term would apply to the Partnership if it were a corporation), that has not been presented to and rejected by the General Partner or that the General Partner rejects but reserves for possible further action by the General Partner in writing, unless otherwise consented to by the General Partner in writing in its sole and absolute discretion; or

(x)                              otherwise take any action to harm, that harms, or that reasonably could be expected to harm BGCP or any of its Affiliates, or any member of the Cantor Group, including, without limitation, any breach of the provisions of Section 4(c) below.

(b)                              Notwithstanding the foregoing, nothing in this Section 4 shall prohibit Participant from acquiring or owning, in accordance with BGCP’s policies and procedures regarding personal securities transactions (for so long as Participant is an employee of BGCP or one of its Affiliates), less than one percent (1%) of the outstanding securities of any class of any corporation that are listed on a national securities exchange or traded in the over-the-counter market.  The determination of whether Participant breaches the Covenants set forth in Section 4(a) or Section 4(c) shall be made in good faith by the Chairman of BGCP.

(c)                               Confidentiality.

(i)                                  In addition to any other obligations set forth in this Agreement, Participant recognizes that confidential information has been and will be disclosed to such Participant by the Partnership (as defined herein) and members of the BGCP Group (including but not limited to the Company and the GFI Brand). Participant expressly agrees, at all times on and after the date of this Agreement, whether or not at the time a member of the Partnership (a “Partner”) or providing services to the Partnership, any member of the BGCP Group (including, without limitation, as an employee of the Company and the GFI Brand), to (A) maintain the confidentiality of, and not disclose to any Person without the prior written consent of BGCP, any financial, legal or other advisor to BGCP, any information relating to the business, clients, affairs or financial structure, position or results of the Partnership or its Affiliates (including the Company and the GFI Brand) or any dispute that shall not be generally known to the public or the securities industry and (B) not to use such confidential information other than for the purpose of evaluating such Participant’s investment in the Partnership, if applicable, or in connection with the discharge of any duties to the Partnership or any member of the BGCP Group (including the Company and the GFI Brand) the Participant may have in such Participant’s capacity as an officer, director, employee or agent of any member of the BGCP Group (including the Company and the GFI Brand).

(ii)                              In the event that any third party requests information from Participant (whether during the period in which Participant is a Partner or otherwise during the Restricted Period), regarding any matter related to Participant’s employment by any member of the BGCP Group (including the Company and the GFI Brand) or Participant’s role as a Partner, as the case may be, Participant will promptly contact and notify the General Counsel of BGCP before responding to such requests for information, so that BGCP may take appropriate action to protect the Partnership’s and the BGCP Group’s interests. However, Participant shall not have any obligation to contact and notify the General Counsel of BGCP prior to any such timely discussions between Participant and his legal counsel or his certified public accountant.

(iii)                          In the event that Participant is subpoenaed, or asked, to testify as a witness or to produce documents in any legal or administrative or other proceeding related to the Partnership or any member of the BGCP Group (whether during the period in which Participant is a Partner or otherwise during the Restricted Period), or otherwise required by law to disclose confidential information, Participant will promptly notify the Partnership and BGCP of such subpoena or request and meet with Partnership Representatives for a reasonable period of time prior to any such appearance or production.

(iv)                          So long as Participant shall have complied with his obligations under clauses (ii) and (iii) of Section 4(c), if, after a reasonable period after Participant notifies the Partnership and BGCP of any request or subpoena, the Partnership and BGCP are not able to obtain a protective order or other appropriate protection of such information, then Participant may make such disclosures, notwithstanding any other restrictions contained in this Agreement.

(d)                              Definitions.  For purposes of this Agreement, the following terms shall have the following meaning:

“Cantor Group” means, collectively, Cantor Fitzgerald, L.P., a Delaware limited partnership, its subsidiaries, and the limited and general partnerships, corporations or other entities owned, controlled by or under common control with BGCP or BGC Holdings, L.P., a Delaware limited partnership (the “Partnership”).

“Competing Business” means an activity that (w) involves the development and operations of voice, hybrid or electronic trading systems, (x) involves the conduct of the wholesale or institutional brokerage business, (y) consists of marketing, manipulating or distributing financial price or other information of a type supplied by BGCP or any of its Affiliates or any member of the Cantor Group to information distribution services or (z) competes with any other business conducted by BGCP or any of its Affiliates, or any member of the Cantor Group if such business was first engaged in by BGCP or any of its Affiliates or any member of the Cantor Group or BGCP or any of its Affiliates or any member of the Cantor Group took substantial steps in anticipation of commencing such business and prior to the applicable date during the Restricted Period that a determination of whether any such activity constitutes a Competing Business is being made for purposes of this Agreement; including, for the avoidance of doubt, on and after the Offer Closing Date, any business activity, wholly or partly, in the same or similar business operated by (including providing services or products similar to or that compete with the products and/or services offered or contemplated by) the Company and its Affiliates (including the GFI Brand), or any such business which is contemplated by the Company or its Affiliates for which the Company or any Affiliate has taken preparatory steps at the later of the Determination Date or the date Participant ceases to provide services to the BGCP Group (including without limitation the GFI Brand).

“Representatives” means, with respect to any Person, the Affiliates, directors, officers, employees, general partners, agents, accountants, managing member, employees, counsel and other advisors and representatives of such Person, including immediate family members.

5.                                    Severability of Covenants. The Covenants contained in Section 4 shall be construed as a series of separate covenants.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then BGCP and Participant agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 4 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then BGCP and Participant agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

6.         Participant Acknowledgements and Further Agreements.

(a)        Participant acknowledges that (i) Participant has a substantial interest in the Company and is a key employee of the Company; (ii) the goodwill associated with the existing business, customers and assets of the Company prior to the Offer Closing is an integral component of the value of the Company to BGCP and is reflected in the consideration payable in connection with the Offer Closing; and (iii) Participant’s agreement as set forth herein is necessary to preserve the value of the Company for BGCP following the Offer Closing. Participant also acknowledges and agrees that the provisions of this Agreement, specifically including of Section 4, are reasonable in scope and duration and are necessary to protect the interests of BGCP and the Company, including, without limitation, because, among other things: (A) the Company and BGC are engaged in a highly competitive industry; (B) Participant has had unique access to the trade secrets and know-how of the Company, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the GFI Brand; and (C) Participant believes that this Agreement provides no more protection than is reasonably necessary to protect BGCP’s legitimate interest in the goodwill, trade secrets and confidential information of the Company.

(b)        Participant further acknowledges and agrees that BGCP may condition the receipt of any BGCH Partnership Award hereunder upon: (i) the execution of a release of claims against the BGCP Group, substantially in the form that Partners are required to execute pursuant to Section 12.02(k) of the BGCH Partnership Agreement; and (ii) the receipt of a certification, in form and substance reasonably acceptable to BGCP and consistent with any such certification required of any other Partner pursuant to Section 12.02(c)(vii) of the BGCH Partnership Agreement, that such Person has not engaged in any of the activities described in Section 4, and that Participant shall be liable for all damages (including any payments received in respect of any BGCH Partnership Award under the BGCH Partnership Agreement made as a result of a false certification) resulting from the inaccuracy of any such certification, consistent with the provisions of Section 12.02(c)(vii) of the BGCH Partnership Agreement.  Participant further agrees that execution of this Agreement shall be deemed to constitute execution of the BGCH Partnership Agreement as a Partner, effective as of the Determination Date.

7.         Remedies. Participant and BGCP agree that any remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Participant of any of the Covenants (to be determined in the good faith determination of the Chairman of BGCP), at any time during the Restricted Period, BGCP and its Affiliates shall be entitled to an injunction restraining Participant from breaching or otherwise violating any provision of this Agreement without proof of special damages or the posting of any bond or other security, as well as all other legal and equitable remedies. Participant agrees not to oppose the granting of injunctive or other equitable relief as a remedy and agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Nothing herein contained shall be construed as prohibiting BGCP or any of its Affiliates from pursuing any other remedies available to it for such breach or threatened breach during the Restricted Period, including, without limitation, the immediate termination by BGCP of all of Participant’s rights under this Agreement (including the forfeiture by Participant of any DE Partnership Awards delivered to Participant and immediate cessation of Participant as a Partner without consideration in respect thereof), the immediate return by Participant to BGCP of any DE Partnership Awards (or the value thereof) or cash or BGCP Shares transferred to Participant under this Agreement or the DE Partnership Awards (including pursuant to the BGCH Partnership Agreement), and the recovery of damages from Participant generally. In addition, if Participant is determined to have breached any of the Covenants at any time during the Restricted Period, Participant shall indemnify BGCP and its Affiliates for and pay any resulting attorney’s fees and expenses of BGGP and its Affiliates incurred to enforce any of the terms of this Agreement.

8.         Non-Exclusivity. The rights and remedies of BGCP and its Affiliates hereunder are not exclusive of or limited by any other rights or remedies that BGCP and its Affiliates may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

Without limiting the generality of the foregoing, the rights and remedies of BGCP and its Affiliates hereunder, and the obligations and liabilities of Participant hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit Participant’s obligations or the rights of BGCP (or any Affiliate of BGCP) under the terms of any other agreement between Participant and BGCP (or any Affiliate of BGCP).

9.         Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed to have been sufficiently given and delivered for all purposes when delivered by hand, by facsimile (with a written or electronic confirmation of delivery), five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to (or to such other address as may be specified by a party in writing from time to time by similar notice):

(i)         if to BGCP or the Partnership, to:

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

Attn:  General Counsel

Fax:  (212) 829-4708

(ii)        if to Participant, to the address then on file for Participant at the Company.

10.       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision (or part thereof) of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision (or part thereof) shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement. The parties agree to replace such prohibited or void provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such prohibited or void provision.

11.       Governing Law; Consent to Service of Process; Trial by Jury; Attorneys’ Fees.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.  Any disputes, differences or controversies arising under this Agreement shall be heard solely in, and resolved by, a judge either in a court sitting in a New York County, City, or State, the State of Delaware, or in the county in which Participant’s assigned BGCP or Affiliate office is located, if such office location is outside of New York State. Wherever the dispute is resolved, Participant and BGCP agree and understand that any trial will not be before a jury, and both Participant and BGCP waive any jury trial right.  To the maximum extent permitted by law, Participant and BGCP waive any right to seek any damages that are not solely compensatory in nature. This waiver includes waiver of damages that are not solely compensatory, whether special, exemplary, multiple (e.g., treble), or punitive damages or penalties, or amounts in the nature of special, exemplary, multiple, or punitive damages or penalties or by any other name. Participant and BGCP make this waiver regardless of the nature or form of the claim or grievance. If the law does not permit this waiver for a particular claim, then the law overrides this waiver, but only for a claim or damage where the law requires overriding this waiver.  If an applicable statute or another agreement discusses awards of attorneys’ fees, such statute or agreement will apply.

12.       Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

13.       Entire Agreement. This Agreement, and the other agreements referred to herein, including any agreements containing Covenants, set forth the entire understanding of Participant and BGCP relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between any of such parties relating to the subject matter hereof. Participant understands and agrees that he has had an opportunity to seek his own counsel in his review of this Agreement.

14.       Amendments. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of BGCP and Participant.

15.       Assignment. This Agreement and all obligations hereunder are personal to Participant and BGCP and may not be transferred or assigned by Participant or BGCP at any time; provided, however, that BGCP may assign this Agreement or any of the rights, interests or obligations hereunder, in whole or in part, to an Affiliate or Affiliates thereof; provided that any such assignment shall not release BGCP of its obligations hereunder unless such assignment shall be made to an Affiliate having assets sufficient to satisfy BGCP’s obligations hereunder.

16.       Third-Party Beneficiaries. Except as specifically provided in Section 7 above and in this Section 16, nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity, other than the Parties, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Parties acknowledge and agree that each of BGCP’s Affiliates, any successor in interest to BGCP or any of its Affiliates by merger, consolidation, reorganization, or otherwise, and each of their respective successors and permitted assigns are intended third party beneficiaries of this Agreement entitled to enforce the terms and conditions of this Agreement and entitled to all legal and equitable remedies in the event Participant breaches or threatens to breach, or otherwise violates, any of the Covenants or other provisions of this Agreement. For avoidance of doubt, for purposes of this Section 16, successors and permitted assigns shall be limited to those successors and permitted assigns provided for in Section 15 of this Agreement.

17.       Binding Nature. This Agreement will be binding upon each of BGCP, Participant and their respective representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of BGCP and its successors and assigns.

18.       Headings. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.

19.       Execution. This Agreement in unsigned form does not become an offer of any kind and does not become capable of acceptance until executed by Participant, and at such time, this Agreement is capable of contract formation by signature by a duly authorized officer of BGCP; this Agreement shall be effective only when executed by both Participant and a duly authorized officer of BGCP, and upon such shall be binding and enforceable. This Agreement may be executed by facsimile and .pdf and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

20.       Miscellaneous.  The DE Bonus Award shall not count toward, be substituted in lieu of, or be considered in determining, payments or benefits due to Participant under any other plan, program or agreement of BGCP or any of its Affiliates.  Where applicable, grants of BGCH Partnership Awards, or any shares of BGCP Shares issued or issuable upon exchange thereof, shall be issued and administered pursuant to the BGC Participation Plan and the BGC LTIP Plan, as applicable.

21.       Section 409A.  This Agreement intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended and the Department of Treasury Regulations and other interpretive guidelines issued thereunder (“Section 409A”), or an exemption thereto, and if the DE Bonus Award qualifies for the “short-term deferral” or “separation pay” exception it shall be paid under the applicable exception to the greatest extent possible.  Notwithstanding any provision of this Agreement to the contrary, in the event that BGCP determines that any amounts payable hereunder will be immediately taxable to a Participant under Section 409A, BGCP reserves the right (without any obligation to do so or to indemnify a Participant for failure to do so) to (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that BGCP determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and/or (b) take such other actions as BGCP determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A to BGCP or any of its Affiliates, employees, or agents.  Notwithstanding any provision to the contrary in this Agreement, to the extent required by Section 409A, any reference to a termination of employment shall be deemed to occur only if such termination constitutes a “separation from service” within the meaning of Section 409A, and for purposes of Section 409A, any right of a Participant who is a “specified employee” (within the meaning of Section 409A) to receive payment of deferred compensation within the meaning of Section 409A upon a separation from service shall be delayed for six months and one day, to the extent necessary for such form of payment to comply with the requirements of Section 409A.

22.       Certain Definitions.  As used in this Agreement, the following terms have the meanings specified in this Section 22.

(a)        “Affiliate” means, with respect to any Person, at the time of determination, any other Person, whether now existing or hereafter arising, that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise (which shall include, for the avoidance of doubt, any Subsidiary, and which after the Offer Closing shall include the Company).

(b)        “BGC Holdings” means BGC Holdings, L.P.

(c)        “BGC LTIP Plan” means the BGC Partners, Inc. Fifth Amended and Restated Long Term Incentive Plan, as amended from time to time.

(d)        “BGC Participation Plan” means the BGC Holdings, L.P. Participation Plan, as amended from time to time.

(e)                               “BGCH Partnership Agreement” means that certain Agreement of Limited Partnership of BGC Holdings, amended and restated as of March 31, 2008, as amended from time to time.

(f)                                “BGCH Partnership Awards” means, collectively, a grant of REUs and PREUs, with the ratio of REUs and PREUs to be granted consistent with the ratio in which BGCP REUs and PREUs are distributed to BGCP senior executives based in the United States.

(g)                               “BGCP Shares” means shares of Class A common stock, par value $0.01 per share, of BGCP.

(h)                              “DE Bonus Award” means the right to receive a grant of a number of BGCH Partnership Awards.

(i)                                  “DE Bonus Award Amount” means the gross amount (in U.S. dollars) equal to the product of (x) a Participant’s DE Bonus Pool Percentage and (y) the Distributable Earnings Bonus Pool, less the sum of (A) the Advance Amount and (B) if the Note is forgiven pursuant to its terms as described in Section 3(b) above, the Excess Withholding Amount, if any.

(j)                                  “DE Bonus Pool Percentage” means the percentage of the Distributable Earnings Bonus Pool that is allocated to a Participant as set forth on the signature page hereto.

(k)                              “DE Measurement Period” means the thirty-six (36)-calendar month period beginning on July 1, 2015.

(l)                                  “Distributable Earnings Bonus Pool” will be an amount equal to one times the average of the annual Distributable Earnings of the GFI Brand for the Earnings Periods.

(m)                          “Earnings Period” means each of the three successive twelve (12)-month periods, with the first such period beginning on July 1, 2015.

(n)                              “GFI Brand” means, as applicable, (a) the IDB Business or (b) the IDB Business operating as a GFI-branded division of Purchaser or an Affiliate of Purchaser.

(o)                              “IDB Business” means the inter-dealer brokerage business, as conducted by the Company and the Company’s Subsidiaries.

(p)                              “Person” means individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

(q)                              “PREU” means a partnership unit of BGC Holdings designated as a PREU issued pursuant to and in accordance with the terms of the BGCH Partnership Agreement, the BGC Participation Plan and any applicable award agreement thereunder.

(r)                                 “REU” means a partnership unit of BGC Holdings designated as an REU, issued pursuant to and in accordance with the terms of the BGCH Partnership Agreement, the BGC Participation Plan and any applicable award agreement thereunder.

(s)                                “Securities” means, with respect to any Person, any series of common stock or preferred stock, any ordinary shares or preferred shares and any other equity securities, capital stock, partnership, membership or similar interest of such Person, and any securities that are convertible, exchangeable or exercisable into any such stock or interests, however described and whether voting or non-voting.

(t)         “Subsidiary” (and with the correlative meaning “Subsidiaries”), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than 50% of the Securities or other ownership interests or (ii) Securities or other interests having by their terms power to elect or appoint more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

[Signature Page Follows]

In witness whereof, the undersigned have executed this Agreement as of the date first above written.

BGCP PARTNERS, INC.

By:
Name:
Title:

PARTICIPANT

Colin Heffron

DE Bonus Pool Percentage: 35%

[Signature Page to Non-Competition and DE Bonus Award Agreement
 between Colin Heffron and BGC Partners, Inc., dated as of May 12, 2015]